                                                                    Exhibit 23.2

The Board of Directors
National Broadcasting Company, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of NBC Internet, Inc. of our report dated June 24, 1999, relating to the combined balance sheets of the NBC Multimedia Division as of December 31, 1998 and 1997 and the related combined statements of operations and changes in parent company's investment and net advances and cash flows for the years then ended, which report appears in the registration statement on Form S-4 of NBC Internet, Inc., as declared effective on November 2, 1999 (No. 333-82639).


                                                  /s/ KPMG LLP

New York, New York
November 29, 1999